AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTO-
         BER 3, 1997
         ==============================================================

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                              ----------------------

                                   SCHEDULE 13D
                              OF CSX CORPORATION AND
                             CSX TRANSPORTATION, INC.
                      (AMENDMENT NO. 13 -- FINAL AMENDMENT)
                        (PURSUANT TO SECTION 13(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934)

                                   SCHEDULE 13D
                         OF NORFOLK SOUTHERN CORPORATION
                      (AMENDMENT NO. 11 -- FINAL AMENDMENT)
                        (PURSUANT TO SECTION 13(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934)

                                   SCHEDULE 13D
                                OF WALTER G. RICH
                      (AMENDMENT NO. 12 -- FINAL AMENDMENT)
                        (PURSUANT TO SECTION 13(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934)

                           DELAWARE OTSEGO CORPORATION
                                 (NAME OF ISSUER)

                               DOCP ACQUISITION LLC
                                 CSX CORPORATION
                           NORFOLK SOUTHERN CORPORATION
                                  WALTER G. RICH
                        (NAME OF PERSONS FILING STATEMENT)

                     COMMON STOCK, PAR VALUE $0.125 PER SHARE
                          (TITLE OF CLASS OF SECURITIES)

                                   246244 10 7
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                 PETER J. SHUDTZ
                                 GENERAL COUNSEL







                                 CSX CORPORATION
                                 ONE JAMES CENTER
                               901 EAST CARY STREET
                          RICHMOND, VIRGINIA 23219-4031
                                  (804) 782-1400
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS
                      ON BEHALF OF PERSONS FILING STATEMENT)

                                 WITH A COPY TO:

            PAMELA S. SEYMON                  RONALD B. RISDON
      WACHTELL, LIPTON, ROSEN & KATZ     KELLEY DRYE & WARREN LLP
          51 WEST 52ND STREET                 101 PARK AVENUE
        NEW YORK, NEW YORK 10019         NEW YORK, NEW YORK 10178
       TELEPHONE:  (212) 403-1000       TELEPHONE:  (212) 808-7800

              J. GARY LANE                    ERIC J. FRIEDMAN
       GENERAL COUNSEL CORPORATE            SKADDEN, ARPS, SLATE,
     NORFOLK SOUTHERN CORPORATION            MEAGHER & FLOM LLP
        THREE COMMERCIAL PLACE                919 THIRD AVENUE
     NORFOLK, VIRGINIA 23510-9241          NEW YORK, NEW YORK 10022
      TELEPHONE:  (757) 629-2600          TELEPHONE:  (212) 735-3000








  CUSIP No. 246244 10 7

 +-----+----------------------------------------------------------------------+
 |  1  | NAME OF REPORTING PERSON                                             |
 |     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
 |     |                                                                      |
 |     | DOCP ACQUISITION LLC                                                 |
 +-----+----------------------------------------------------------------------+
 |  2  | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  |
 |     |                                                                      |
 |     |                                (a)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     |                                (b)                                   |
 |     |                                     x                                |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  3  | SEC USE ONLY                                                         |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  4  | SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     | AF                                                                   |
 +-----+----------------------------------------------------------------------+
 |  5  | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO |
 |     | ITEMS 2(d) or 2(e)                                                   |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  6  | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
 |     |                                                                      |
 |     |                                                                      |
 |     | STATE OF NEW YORK                                                    |
 +-----+----------------------------------------------------------------------+
 |  7  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
 |     |                                                                      |
 |     |                                                                      |
 |     | 2,041,141 1                                                           |
 +-----+----------------------------------------------------------------------+
 |  8  | CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES (SEE|
 |     | INSTRUCTIONS)                                                        |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  9  | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                    |
 |     |                                                                      |
 |     |                                                                      |
 |     | 90.6% 1                                                               |
 +-----+----------------------------------------------------------------------+
 |  10 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
 |     |                                                                      |
 |     |                                                                      |
 |     | 00                                                                   |
 +-----+----------------------------------------------------------------------+
 1    These numbers are provided as of immediately prior to the
 Merger, after which DOCP Acquisition LLC will own all of the issued and outstanding shares.








  CUSIP No. 246244 10 7

 +-----+----------------------------------------------------------------------+
 |  1  | NAME OF REPORTING PERSON                                             |
 |     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
 |     |                                                                      |
 |     | CSX CORPORATION                                                      |
 |     | 62-1051971                                                           |
 +-----+----------------------------------------------------------------------+
 |  2  | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  |
 |     |                                                                      |
 |     |                                (a)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     |                                (b)                                   |
 |     |                                     x                                |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  3  | SEC USE ONLY                                                         |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  4  | SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     | WC                                                                   |
 +-----+----------------------------------------------------------------------+
 |  5  | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO |
 |     | ITEMS 2(d) or 2(e)                                                   |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  6  | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
 |     |                                                                      |
 |     |                                                                      |
 |     | COMMONWEALTH OF VIRGINIA                                             |
 +-----+----------------------------------------------------------------------+
 |  7  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
 |     |                                                                      |
 |     |                                                                      |
 |     | 2,041,141 1                                                           |
 +-----+----------------------------------------------------------------------+
 |  8  | CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES (SEE|
 |     | INSTRUCTIONS)                                                        |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  9  | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                    |
 |     |                                                                      |
 |     |                                                                      |
 |     | 90.6% 1                                                               |
 +-----+----------------------------------------------------------------------+
 |  10 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
 |     |                                                                      |
 |     |                                                                      |
 |     | HC, CO                                                               |
 +-----+----------------------------------------------------------------------+
 1    Only to the extent of its indirect ownership of 10% of the
 Common Interests of DOCP Acquisition LLC. These numbers are provided as of immediately prior to the Merger, after which DOCP Acquisition LLC will own all of the issued and outstanding shares.








  CUSIP No. 246244 10 7

 +-----+----------------------------------------------------------------------+
 |  1  | NAME OF REPORTING PERSON                                             |
 |     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
 |     |                                                                      |
 |     | CSX TRANSPORTATION, INC.                                             |
 |     | 54-6000720                                                           |
 +-----+----------------------------------------------------------------------+
 |  2  | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  |
 |     |                                                                      |
 |     |                                (a)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     |                                (b)                                   |
 |     |                                     x                                |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  3  | SEC USE ONLY                                                         |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  4  | SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     | WC                                                                   |
 +-----+----------------------------------------------------------------------+
 |  5  | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO |
 |     | ITEMS 2(d) or 2(e)                                                   |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  6  | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
 |     |                                                                      |
 |     |                                                                      |
 |     | COMMONWEALTH OF VIRGINIA                                             |
 +-----+----------------------------------------------------------------------+
 |  7  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
 |     |                                                                      |
 |     |                                                                      |
 |     | 2,041,141 1                                                           |
 +-----+----------------------------------------------------------------------+
 |  8  | CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES (SEE|
 |     | INSTRUCTIONS)                                                        |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  9  | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                    |
 |     |                                                                      |
 |     |                                                                      |
 |     | 90.6% 1                                                               |
 +-----+----------------------------------------------------------------------+
 |  10 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
 |     |                                                                      |
 |     |                                                                      |
 |     | HC, CO                                                               |
 +-----+----------------------------------------------------------------------+
 1    Only to the extent of its ownership of 10% of the Common
 Interests of DOCP Acquisition LLC. These numbers are provided as of immediately prior to the Merger, after which DOCP
 Acquisition LLC will own all of the issued and outstanding shares.








  CUSIP No. 246244 10 7

 +-----+----------------------------------------------------------------------+
 |  1  | NAME OF REPORTING PERSON                                             |
 |     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
 |     |                                                                      |
 |     | NORFOLK SOUTHERN CORPORATION                                         |
 |     | 52-1188014                                                           |
 +-----+----------------------------------------------------------------------+
 |  2  | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  |
 |     |                                                                      |
 |     |                                (a)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     |                                (b)                                   |
 |     |                                     x                                |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  3  | SEC USE ONLY                                                         |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  4  | SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     | WC                                                                   |
 +-----+----------------------------------------------------------------------+
 |  5  | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO |
 |     | ITEMS 2(d) or 2(e)                                                   |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  6  | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
 |     |                                                                      |
 |     |                                                                      |
 |     | COMMONWEALTH OF VIRGINIA                                             |
 +-----+----------------------------------------------------------------------+
 |  7  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
 |     |                                                                      |
 |     |                                                                      |
 |     | 2,041,141 1                                                           |
 +-----+----------------------------------------------------------------------+
 |  8  | CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES (SEE|
 |     | INSTRUCTIONS)                                                        |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  9  | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                    |
 |     |                                                                      |
 |     |                                                                      |
 |     | 90.6% 1                                                               |
 +-----+----------------------------------------------------------------------+
 |  10 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
 |     |                                                                      |
 |     |                                                                      |
 |     | HC, CO                                                               |
 +-----+----------------------------------------------------------------------+
 1    Only to the extent of its ownership of 10% of the Common
 Interests of DOCP Acquisition LLC. These numbers are provided as of immediately prior to the Merger, after which DOCP
 Acquisition LLC will own all of the issued and outstanding shares.








  CUSIP No. 246244 10 7

 +-----+----------------------------------------------------------------------+
 |  1  | NAME OF REPORTING PERSON                                             |
 |     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
 |     |                                                                      |
 |     | WALTER G. RICH                                                       |
 |     | ###-##-####                                                          |
 +-----+----------------------------------------------------------------------+
 |  2  | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  |
 |     |                                                                      |
 |     |                                (a)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     |                                (b)                                   |
 |     |                                     x                                |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  3  | SEC USE ONLY                                                         |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  4  | SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   |
 |     |                                                                      |
 |     |                                                                      |
 |     | PF                                                                   |
 +-----+----------------------------------------------------------------------+
 |  5  | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO |
 |     | ITEMS 2(d) or 2(e)                                                   |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  6  | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
 |     |                                                                      |
 |     |                                                                      |
 |     | STATE OF NEW YORK                                                    |
 +-----+----------------------------------------------------------------------+
 |  7  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
 |     |                                                                      |
 |     |                                                                      |
 |     | 2,041,141 1                                                           |
 +-----+----------------------------------------------------------------------+
 |  8  | CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES (SEE|
 |     | INSTRUCTIONS)                                                        |
 |     |                                                                      |
 |     |                                                                      |
 +-----+----------------------------------------------------------------------+
 |  9  | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                    |
 |     |                                                                      |
 |     |                                                                      |
 |     | 90.6% 1                                                               |
 +-----+----------------------------------------------------------------------+
 |  10 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
 |     |                                                                      |
 |     |                                                                      |
 |     | IN                                                                   |
 +-----+----------------------------------------------------------------------+
         1    Only to the extent of his ownership of 80% of the Common
         Interests of DOCP Acquisition LLC. These numbers are provided as of immediately prior to the Merger, after which DOCP
         Acquisition LLC will own all of the issued and outstanding shares.







                   This Amendment No. 13 to the Schedule 13D of CSX Cor-poration, a Virginia corporation ("CSX"), and CSX Transpor-tation, Inc., a Virginia corporation and wholly owned subsid-iary of CSX ("CSXT"), Amendment No. 11 to the Schedule 13D of Norfolk Southern Corporation, a Virginia corporation ("NSC"), and Amendment No. 12 to the Schedule 13D of Walter G. Rich (collectively, as amended, the "Statement") relates to the of-fer by DOCP Acquisition LLC, a New York limited liability com-pany ("Purchaser") formed by CSX, NSC and Mr. Rich to purchase all outstanding shares of common stock, par value $0.125 per share (the "Shares"), of Delaware Otsego Corporation, a New York corporation (the "Company"). This Amendment amends and supplements all such Schedules 13D filed prior hereto.

         ITEM 10.  ADDITIONAL INFORMATION

                   Item 10 of the Statement is hereby amended by the addition of the following:


                   On October 3, 1997, Purchaser completed the
              short-form merger of the Company with a wholly-owned subsidiary in which Purchaser became the owner of all shares of capital stock of the Company and each Share (other than certain Shares to be cancelled) existing immediately prior to the Merger was converted into the right to receive $22.00 in cash.

                   The Company, by letter dated October 1, 1997 in-
              formed representatives of The Nasdaq National Market of its desire to delist from The Nasdaq National Mar-ket as of the close of business on October 1, 1997. The Company has indicated that on October 3, 1997 it will file a Certification of Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") on Form 15 relating to the common stock of the Company. The Company's obligation, pursuant to Section 15(d) of the Exchange Act, to file reports pursuant to Section 13(a) of the Exchange Act, will be immediately suspended upon filing of the above-referenced Form 15.

                   A copy of the press release relating to the
              actions outlined above has been filed with the Commission as an exhibit hereto and is incorporated herein by reference.












         ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS

                   Item 11 of the Statement is hereby amended by addi-tion of the following:

         (a)(13)   Press Release issued on October 3, 1997.





















































                                    SIGNATURES


                   After due inquiry, and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

                   October 3, 1997

                                       DOCP ACQUISITION LLC

                                       By:  /s/ MARK G. ARON
                                          ------------------------------
                                          Name:   Mark G. Aron
                                          Title:  Authorized Person

                                       By:  /s/ JAMES C. BISHOP, JR.
                                          ------------------------------
                                          Name:   James C. Bishop, Jr.
                                          Title:  Authorized Person

                                       CSX CORPORATION

                                       By:  /s/ MARK G. ARON
                                          ------------------------------
                                          Name:   Mark G. Aron
                                          Title:  Executive Vice
                                            President -- Law and
                                              Public Affairs

                                       NORFOLK SOUTHERN CORPORATION


                                       By:  /s/ JAMES C. BISHOP, JR.
                                          ------------------------------
                                          Name:   James C. Bishop, Jr.
                                          Title:  Executive Vice
                                            President -- Law

                                       /s/ WALTER G. RICH
                                       ---------------------------------
                                       WALTER G. RICH

















                                    SIGNATURE

                   (SOLELY WITH RESPECT TO THE SCHEDULE 13D OF
                            CSX TRANSPORTATION, INC.)

                   After reasonable inquiry and to the best of my knowl-edge and belief, I certify that the information set forth in this statement is true, complete and correct.

                   October 3, 1997

                                       CSX TRANSPORTATION, INC.

                                       By:  /s/ WILLIAM M. HART
                                          ------------------------
                                          Name:   William M. Hart
                                          Title:  Vice President --
                                                  Corridor Development









































                                  EXHIBIT INDEX


         (a)(13)   Press Release issued on October 3, 1997.
















































                                       -6-